Exhibit 10.4

Broadcom 1320 Ridder Park Drive San Jose, CA 95131 broadcom.com

December 8, 2020

Kirsten Spears

1320 Ridder Park Drive

San Jose, CA 95131

Re:	Promotional Adjustment

Dear Kirsten:

Broadcom Inc. (the “Company”) is pleased to confirm our agreement with respect to your promotion to Vice President, Chief Financial Officer and Chief Accounting Officer reporting to me, effective as of December 10, 2020 (the “Promotion Date”).

Effective as of the Promotion Date, your annual base salary will be increased to $400,000.00 and your target bonus percentage under the Company’s annual performance bonus plan (“APB”) will be increased to 100% of your eligible earnings, both less applicable deductions and withholdings. Your participation in the APB is subject to all of the terms and conditions of the APB plan, a copy of which is available on the company’s intranet.

In addition, we intend to recommend to the Committee that you be granted 13,000 restricted stock units (“Restricted Stock Units” or “RSUs”). Each RSU represents the right to receive one share of common stock of the Company if and when it vests. The RSUs will vest over four years, with one-fourth of the RSUs vesting on each of the first four anniversaries of the grant date, subject to your continued employment with the Company or one of its subsidiaries through the applicable vesting date.

We also intend to recommend to the Committee that you be granted an equity award of 13,000 performance stock units (“Performance Stock Units” or “PSUs”). Each PSU represents the right to receive shares of our common stock upon achievement of the applicable performance goal and the service-based requirement, provided that you will receive one share of the Company’s common stock per PSU at target (100%) achievement and up to 2 shares of our common stock at maximum achievement. The PSU grant vests in four increments subject to the performance of the Company’s total shareholder return relative to that of the S&P 500 Index (the “Relative TSR”) over four performance periods as follows: March 2 immediately preceding the vesting start date through March 1 of the first calendar year, March 1 of the second calendar year, March 1 of the third calendar year, and March 1 of the fourth calendar year, each following the vesting start date. The number of shares that may be earned based on the Company’s Relative TSR is capped at 25% of the total number of PSUs granted for each of the first three performance periods; however, in aggregate, you may earn up to 200% of the total number of PSUs granted based on achievement in the fourth performance period. In addition, in order for any of the PSUs for a performance period to vest, the Company’s Relative TSR must be at least at the 25th percentile of the S&P 500 Index, and you must remain employed by the Company or one of its subsidiaries as of the anniversary of the vesting start date immediately following the end of the applicable performance period.

The decision to award you RSUs and PSUs is in the sole discretion of the Committee. The Company grants RSUs and PSUs four times a year, on March 15, June 15, September 15 and December 15. We expect that the RSUs and PSUs will be granted on December 15, 2020.

If the RSU and PSU awards are approved, you will receive award agreements that will specify the number of RSUs and PSUs granted, the grant dates, the vesting schedules and other terms of the awards. Vesting is subject to the terms of the award agreement and requires your continued employment. In addition, the RSUs and PSUs will be subject to the terms of the Company plan under which they are granted, as may be modified from time to time (the “Plan”), any country-specific sub-plans and your award agreement.

Nothing in this letter confers upon you any right to continued employment or other service with the Company or interferes in any way with the at-will nature of your employment. This letter constitutes the entire agreement between the parties

Kirsten Spears	12/8/2020	Page 1

hereto with respect to the subject matter hereof and replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written, regarding the subject matter hereof.

Please indicate your acknowledgement and acceptance of the terms of this letter by signing in the space indicated below and returning a signed copy of this letter to [email address] no later than December 9, 2020.

Sincerely,

Broadcom Inc.

/s/ Hock E. Tan
By: Hock E. Tan
Title: President and Chief Executive Officer

Accepted, Acknowledged and Agreed:

/s/ Kirsten Spears
Kirsten Spears

Date: December 8, 2020